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                                                                    EXHIBIT 99.1



                                24/7 Media, Inc.
                                December 28, 2000
                             Conference Call Script


[Mitchell Simmons]

Good afternoon and thank you for joining us today for our mid fourth quarter update. I'm Mitchell Simmons, Senior Vice President of Corporate Communications for 24/7 Media. Joining me on the call are Chief Executive Officer, David Moore, Chief Operating Officer, Tom Detmer and Andy Johns, Chief Financial Officer. Unfortunately, Paul Warburg is out of town due to a death in the family and, therefore, is unable to join us today.

Please mark your calendars, management of 24/7 Media will be hosting a conference call to announce fourth quarter results on February 26 at 4:15 pm Eastern Time.

Before we begin, I would like to ask you to please keep in mind that during the course of the conference call, we will be providing forward-looking statements that are subject to risk factors and uncertainties. I urge you to review our 10-Q and third quarter press release to review the cautionary statements and risk factors contained therein.

At this time, I will turn the call over to David Moore, Chief Executive Officer for 24/7 Media.

[DAVID MOORE]

Thanks, Mitchell.

And thank you again for joining us today as we provide a fourth quarter progress report. We plan to keep our prepared remarks brief, leaving the balance of the time for Q&A.

My remarks will address the following:

      o The state of the advertising marketplace and how this translates into the online sector, and
      o     The outlook for our business

Tom Detmer will then provide an update on the implementation of the strategic operating plan.

Andy Johns will follow that with a discussion of the financials

I will then update you on some key organizational changes before turning the call over to Q&A.

(PAUSE)

The growth rate of the advertising industry, across all mediums, continues to moderate. But as I mentioned on the last update call, we view this moderation as a return to normalized historical industry growth rates.

However, in the near-term, our outlook for the online advertising marketplace remains cloudy as both demand and visibility are low. Clearly, the entire sector is feeling the pain of reduced dotcom spending, the relatively slow pace at which traditional players are increasing allocations within their budgets toward online advertising, and the overall impact of being at the top of an economic cycle.

In this tough environment, we are pursuing two primary ways to stimulate growth:
Capture net new business; and add incremental revenue streams from existing clients.

We are taking an aggressive approach to capture new global business from players who are either new to the interactive marketplace or from competitive displacement. We firmly believe that our unique suite of interactive marketing solutions and technology makes

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24/7 Media a compelling business partner. In fact, our European operations are on pace to deliver another strong quarter and the forecast for next year is positive.

Our prime focus is taking care of our existing customers and educating them about our full suite of end-to-end online marketing solutions. We have aligned our sales efforts internally, both domestically and internationally, to ensure that customers optimize their online spending by creating integrated interactive marketing solutions that can include a combination of banner, mail and search engine solutions, all supported by our in-house technological capabilities that include Connect, Exactis and Website Results.

In line with the difficult market conditions, we are continuing our proactive efforts at rationalizing the business to meet global market demand. Our goal is to maximize operating leverage and enhance our internal resources. Tom Detmer will now provide you with the details of our rationalization efforts.

                                  [TOM DETMER]

As Dave mentioned, we continue to forecast challenging business conditions. As a result, we are deploying our assets to best capitalize on the near-term business opportunities.

We are focusing on our core business competencies along three general business lines:

      o First, Customer acquisition solutions which include website representation, search engine optimization and the management and brokerage of email lists
      o Second, Technology solutions which enable 24/7 Media to deliver direct email marketing campaigns as well as to distribute business to business and business to consumer messaging and our Ad Serving capabilities to pc internet, wireless internet and broadband internet.
      o Finally broadband professional services that we believe to be at the earliest stages of the growth curve.

We are focusing our efforts both domestically and internationally, particularly building off of our continued success in Europe.

We are currently exiting those businesses and geographic regions that either don't fit the core description, or that are not on pace to be profitable in 2001.

As a result, the latest round of rationalization has reduced headcount by an additional 100 people for an anticipated cost savings of $12 million. Total rationalization efforts to date include the elimination of roughly 300 jobs and cost savings of $30 million in 2001.

(PAUSE)

In a moment we will be providing you with modified financial guidance to reflect the aforementioned soft marketplace as well as the impact of the continued business rationalization.

But first, I will provide you with some details about some recent events. In the quarter, our technical team identified modification requirements at our Website Results subsidiary reflecting changes that are occurring in the search engine environment.

Therefore, with respect to Website Results, we had two options: The first was to implement a short-term, quick fix adjustment that might have maintained near-term revenues, but would still require a second, more significant modification that would serve the market in the long-term. The second was to make the long-term modifications and begin testing immediately. We felt that the long-term solution was the more prudent and efficient option.

We have completed the required modifications and the test results are promising,-- resulting in a significant increase in the number of hits per keyword.

I will now turn the call over to Andy Johns who will update guidance numbers.

[ANDY JOHNS]

Thanks Tom.

Similar to the other competitors in this space, we are lowering our revenue and EPS outlook for the 4th quarter to reflect the challenging environment. The new range for revenue is $43-$45 million as the typical fourth-quarter surge, with momentum building right through December, did not materialize.

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We are now forecasting Network revenue for the fourth quarter to be in the
$20-$22 million range and Mail to be in the $9-$10 million range.

The required technology modification implemented at Website Results cost us roughly $2.5 million in top-line performance. As a result, we anticipate Tech revenues to be approximately $13 million in the fourth quarter.

Gross margins, excluding the impact of unprofitable accounts that we are in the process of resigning, will fall within 36-37% for the quarter. As we discussed during the last call, we are cleaning out those accounts which are not profitable for us, so that we can head into 2001 with a business that doesn't have any more client overhang The charges for this clean-up will be in the 3% range, making reported consolidated gross margins will be approximately 33% range.

We are comfortable with the implementation of our cost control measures. Operating expenses are tracking consistent to previous guidance.

We are now projecting loss from operations for the fourth quarter to be in the $46-49 cent per share range.

As we mentioned during the last call, we are also incurring charges this quarter for a corporate restructuring as well as reducing the amount of goodwill on our books which resulted from the accounting for several of our acquired businesses. We continue to be comfortable that the restructuring charges will be in the $5-7 million range. But given the continuing softness in market conditions, we expect to be more conservative in our non-cash, non-restructuring charges, particularly in the elimination of goodwill from our balance sheet. We expect these charge-offs to be in the range of $400 million, so that the remaining value of goodwill on our balance sheet truly reflects the business opportunities given the current market environment.

Given the uncertain outlook for the advertising marketplace and the additional rationalization of our business outlined above we are currently fine-tuning our projections for 2001 that were previously provided to you.

We are lowering FY01 revenue expectations by an additional 10-15% from previous guidance as visibility remains uncertain. The bulk of the current projected weakness is in the particularly market sensitive segments of the business, namely Network and Mail revenues.

We are cautiously optimistic that a combined rebound in the advertising marketplace, plus greater adoption of interactive marketing solutions by traditional advertisers will result in a stronger second half of the year.

Gross margins appear to be trending in line with previous guidance and we remain comfortable across product lines.

As Tom mentioned, in light of the market conditions, we continue to look long and hard at each of our operating units in search of the proper scale for each individual business. Therefore, we will continue to take the necessary steps to ensure that operating expenses remain in tight control. For the time being, I would advise you to lower operating expenses at a pace slightly greater than the decline in revenue as we will continue to extract additional cost and better leverage the infrastructure.

Quarter-to-date, we have raised $31 million in cash from the sale of non-core assets. The bulk of the cash proceeds was from the sale of 3.7 million shares of chinadotcom, of which we have a remaining 1.2 million shares.

We recognize and share your concern that our cash reserves currently do not provide the cushion we would like to enjoy as we fund operations toward profitability. To address this concern, we will continue to diligently reduce cash expenses and identify means to monetize other non-core assets.

We will provide much more detailed guidance on both cash and FY01 operations on the year-end conference call in February. By then, we anticipate that we will have more clarity in terms of the full impact of the dotcom shake-out, advertising market projections and the appropriate scale needed to maximize operational leverage in the environment.

[DAVID MOORE]

Before we open the call for Q&A, I am sorry to announce that Andy Johns will be leaving the company. Andy has been a critical member of the management team and has done an

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outstanding job of building an outstanding finance organization and architect for much of what 24/7 Media has accomplished to date.

Filling in for Andy Johns will be Stuart Shaw. Stu has served as the Senior Vice President of Finance and Adiministration for over three years and is responsible for the control environment of the company. Stu's strong operational knowledge of the business and pragmatic approach is ideal for the challenges and opportunities ahead for 24/7 Media. Stu will fill this role until a full-time replacement for Andy is identified.


                                  [ANDY JOHNS]

I would just like to say that while there is never a good time to leave a company, I felt the end of the year marked as good a time as any to begin a new chapter, for both the company and myself. 24/7 Media has been and always will be considered family. As he mentioned, Dave and I have known each other for more than 10 years and we will remain close friends.

I know that many of you will be wanting to ask the question: So, why is he really leaving? I can assure you the decision has nothing to do with 24/7 Media, its financial performance or future prospects. Instead, this decision has everything to do with the fact that I have a beautiful wife and three wonderful kids and I want my career to properly balance my desire to give 100% at work with my need to be with my family. Just to expand further, I don't have any firm plans of what I am going to do next. I joke that my first goal is to sleep for the next two months.

I feel the opportunities ahead of the company are outstanding and not accurately reflected in the current market valuation. The operating plan, long-term market outlook, and management team as well as the company's integrated suite of marketing solutions position the company for solid future growth. The intensity and desire of the staff make me feel as confident as ever that I leave behind a legacy I can be proud of.

Again, I would like to thank all of those that I had the opportunity to work closely with. You have all been instrumental in making 24/7 Media the company that it is today and in setting the foundation for a bright future.

With that, I would now like to turn the call over to the conference operator to respond to your questions. Operator?


---Q&A---


[DAVID MOORE]

I acknowledge that these are difficult times for the overall marketplace as well as 24/7 Media stock. The dotcom shake out and our cash position are weighing heavily on our valuation. Management does not feel that the value of 24/7 Media is accurately reflected in the stock price.

      o Our Mail business continues to outperform the industry. Due to our list management practices, we are able to maintain a high level of integrity of each name resulting in industry leading CPMs. Needless to say, we were pleased to see one of our competitors recently accept a buyout offer for over $100 million in cash
      o Exactis is clearly the largest email delivery engine in the world, on pace to deliver more than 5 billion emails this year
      o The success of our European network business is second to none o Website Results is a profitable business, generating free cash flow
      o Our US network continues to have one of the broadest reaches in the Internet
      o Our Connect technology is running smoothly, delivering more volume today than we ever served through Adforce.
      o Finally, our Imake division is well positioned to capitalize on the exciting new developments in the broadband and interactive television markets.

A side-by-side comparison of our assets and the prospects of these assets next to any of the immediate competitors reveal to us that we are vastly under-appreciated.

In the meantime, our focus remains unwavering in attaining our goal of being cashflow positive by 4Q01. We believe the management talent is in place, executing a well thought

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out, disciplined, operating plan that never loses sight of the most important objective: customer relationships.

Evidence of our optimism is reflected in our insider trading activity. You will notice that in December, I personally purchased 100,000 shares, Mark Moran, our General Counsel, purchased roughly 60,000 shares and other members of management who are not required to file reports with the SEC have also been buying our stock. We think it is a great value at these levels.

We look forward to speaking with you next on February 26st for our quarterly earnings report.

Until then, if you have any questions please contact Investor Relations and either Paul Warburg or Jamie Satnik will work with Stu Shaw, Tom Detmer and myself to respond to your inquiries.

Thank you.